SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Advisors Preferred Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

__________________________________________________________________________________

2)	Aggregate number of securities to which transaction applies:

__________________________________________________________________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________________________

4)	Proposed maximum aggregate value of transaction:

__________________________________________________________________________________

5)	Total fee paid:

__________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

__________________________________________________________________________________

2)	Form, Schedule or Registration Statement No.:

__________________________________________________________________________________

3)	Filing Party:

__________________________________________________________________________________

4)	Date Filed:

__________________________________________________________________________________

Advisor alert template

Subject line: Quantified Funds/QFC strategies investors: What your clients need to know about the May 31 vote

Body copy:

The Board of Trustees of Advisors Preferred Trust is holding a special meeting of shareholders on May 31, 2019, to approve new advisory and subadvisory agreements for the administration of the Quantified Funds (The Gold Bullion Strategy Fund, The Gold Bullion Strategy Portfolio, Quantified Managed Income Fund, Quantified All-Cap Equity Fund, Quantified Market Leaders Fund, Quantified Alternative Investments Fund, and Quantified STF Fund). Shareholders include clients of yours who are invested in the Quantified Funds and the QFC strategies.

The current advisory and subadvisory agreements will automatically terminate as a result of a change in the ownership of Advisors Preferred, LLC. The proposals at the shareholder meeting merely authorize the execution of new agreements.

The new advisory and subadvisory agreements have substantively the same terms as the current agreements, including the same fee rates. These provide the basis for the fees that allow the credit toward our investment advisory fees that we charge your clients.

Thus, your clients’ votes are very important!

A communication in regard to this has been sent from Flexible Plan Investments to clients of yours who are invested in the Quantified Funds and the QFC strategies. You can view this communication here.<link to email PDF>

For more information about the agreements and the voting process, see the full shareholder communication from Advisors Preferred Trust.